Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our report dated March 24, 2006 with respect to the consolidated balance sheet of KBS Real Estate Investment Trust, Inc. at December 31, 2005; (ii) our report dated October 14, 2005 with respect to the consolidated balance sheet of KBS Real Estate Investment Trust, Inc. at September 30, 2005; (iii) our report dated May 1, 2006 with respect to the statement of revenues over certain operating expenses of the Sabal Pavilion Building for the year ended December 31, 2005; (iv) our report dated September 29, 2006 with respect to the statement of revenues over certain operating expenses of the Plaza in Clayton for the year ended December 31, 2005; (v) our report dated December 12, 2006 with respect to the statement of revenues over certain operating expenses of the Southpark Commerce Center II Buildings for the year ended December 31, 2005; (vi) our report dated December 15, 2006 with respect to the statement of revenues over certain operating expenses of the 825 University Building for the year ended December 31, 2005; (vii) our report dated December 22, 2006 with respect to the statement of revenues over certain operating expenses of the Midland Industrial Portfolio for the year ended December 31, 2005; and (viii) our report dated December 22, 2006 with respect to the statement of revenues over certain operating expenses of the Crescent Green Buildings for the year ended December 31, 2005, all included in Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-126087) and related Prospectus of KBS Real Estate Investment Trust, Inc. for the registration of 280,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

January 2, 2007